EXHIBIT 4.17

DESCRIPTION OF CAPITAL STOCK

We have one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended:  our common stock, par value $0.00001 per share.  The following is a general description of the terms and provisions of our capital stock and related provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, in each case as currently in effect on the date of filing this Annual Report on Form 10-K of which this Exhibit 4.17 is a part. The following description is only a summary of the material provisions of our capital stock, our amended and restated certificate of incorporation and our amended and restated bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which are filed as exhibits to our Annual Report on Form 10-K, of which this Exhibit 4.17 is a part, and are incorporated by herein by reference.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.00001 per share.

Common Stock

Dividend rights

We will be permitted to pay dividends if, as and when declared by our board of directors, subject to compliance with limitations imposed by the Nevada Revised Statutes. The holders of our common stock are entitled to receive and share equally in these dividends as they may be declared by our board of directors out of funds legally available for such purpose.  We do not currently expect to pay dividends on our common stock.

Voting rights

Our common stock votes as a single class on all matters on which stockholders are entitled to vote, and each share of our common stock is entitled to cast one vote in person or by proxy on such matters. Holders of our common stock do not have the right to cumulate votes in the election of directors. Directors are elected by a plurality of the shares actually voting on the matter at each annual meeting or special meeting called for the purpose of electing such directors at which a quorum is present.

Liquidation rights

Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of our common stock will be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution.

Preemptive rights

Holders of our common stock are not entitled to any preemptive rights to subscribe for additional shares of our common stock, nor are they liable to further capital calls or to assessments by us. Therefore, if we issue additional shares without the opportunity for existing stockholders to purchase more shares, a stockholder’s ownership interest in our Company may be subject to dilution.

Other Rights or Preferences

Our common stock has no sinking fund, redemption provisions, or conversion or exchange rights.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

39337.00400

Limitation of liability and indemnification matters

We have entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which we have agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each officer and director for certain losses arising from claims or charges made against them while acting in their capacities as our officer or director.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our executive officers and directors pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

National market listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ERI.”

39337.00400